Exhibit 10.bb

Subject
	PERQUISITES — A2 and B1 and B2 Officer Retirement	Revised: 10/2007

Eligibility:	Position of A2 or B1 and B2 level officer age 65.

Medical Insurance	Polaris will provide a fully insured medical insurance plan through the same provider as an active Polaris employee for eligible retirees and spouses, including a prescription drug supplement, to coincide with Medicare B. Details are outlined in the summary plan documents.

Dental Insurance	Dental insurance will be continued for the retiree and spouse under a fully insured plan at the same coverage level and with the same provider as an active Polaris employee.

Company Products	Continued use of company products in accordance with the active officer product program. This includes up to 6 products for B level officers and 12 products for A2 level officers, accompanied by clothing and accessories, subject to the rules of the active officer product program. The Company will also arrange for the use of a demo motorcycle from one of our dealers when requested anywhere that Polaris has a Victory dealer.

Physical Exams	Continued annual physicals at the Mayo Clinic for retired officer and spouse in accordance with the active officer benefit. This is a taxable benefit and the individual will receive a1099 form for tax filing purposes.

Stock Options	Unvested outstanding stock options shall vest on the effective date of termination of employment. Exercise period for vested options is 36 months from the effective date of termination of employment.

LTIP	Prorated LTIP payout based on time worked during performance measurement period payable at the end of the measurement period in accordance with normal payment schedule.